                                                                    Exhibit 21.1


                    SUBSIDIARIES OF DIGITALNET HOLDINGS, INC.

DigitalNet, Inc., a Delaware corporation

DigitalNet Government Solutions, L.L.C., a wholly owned subsidiary of DigitalNet, Inc., a Delaware limited liability Company

Federal Systems Integration Corporation, a wholly owned subsidiary of DigitalNet Government Solutions, L.L.C. and a Virginia Corporation

Getronics Government Solutions Puerto Rico, Inc., a wholly owned subsidiary of DigitalNet Government Solutions, L.L.C. and a corporation organized under the laws of Puerto Rico

HFS GmbH, a wholly owned subsidiary of DigitalNet Government Solutions, L.L.C. and a limited liability company organized under the laws of Germany

J.G. Van Dyke & Associates, Inc., a wholly owned subsidiary of DigitalNet Government Solutions, L.L.C. and a Maryland corporation